Exhibit 10.1

THE WASHINGTON TRUST COMPANY

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of January 1, 2008

TABLE OF CONTENTS

Page

ARTICLE I - DEFINITIONS		1
1.1	Account	2
1.2	Administrator	2
1.3	Benchmark Investment Fund	2
1.4	Benchmark Return	2
1.5	Change of Control	2
1.6	Code	4
1.7	Company	5
1.8	Company Contribution	5
1.9	Compensation	5
1.10	Compensation Deferrals	5
1.11	Director	5
1.12	Education Account	5
1.13	Effective Date	5
1.14	Eligible Employee	5
1.15	Employee	6
1.16	ERISA	6
1.17	Fixed Date Account	6
1.18	Participant	6
1.19	Participation Election Form	6
1.20	Participating Employer	6
1.21	Plan	7
1.22	Plan Year	7
1.23	Retirement or Retires	7
1.24	Retirement Account	7
1.25	Rollover Contributions	7
1.26	Separation from Service or Separates from Service	7
1.27	Spouse	7
1.28	Total and Permanent Disability	8
1.29	Trust	8
1.30	Trustee	8
1.31	Unforeseeable Emergency	8

ARTICLE II - PURPOSE		8
2.1	Purpose	8

ARTICLE III - PARTICIPATION		9
3.1	Commencement of Participation	9
3.2	Continuation of Participation	9

ARTICLE IV - CONTRIBUTIONS		9
4.1	Compensation Deferrals	9

i

4.2	Employer Discretionary Contribution	12
4.3	Time and Form of Contributions	12

ARTICLE V - VESTING		13
5.1	Vesting	13

ARTICLE VI - ACCOUNTS		13
6.1	Accounts	13
6.2	Benchmark Investment Elections	14
6.3	Forfeitures	14

ARTICLE VII - DISTRIBUTIONS		14
7.1	Form of Distribution	14
7.2	Commencement of Payment	15
7.3	Changes Affecting an Education Account	18

ARTICLE VIII - BENEFICIARIES		18
8.1	Beneficiaries	18
8.2	Lost Beneficiary	19

ARTICLE IX - FUNDING		19
9.1	Prohibition Against Funding	19
9.2	Deposits in Trust	20
9.3	Withholding of Employee and Director Contributions	20

ARTICLE X - ADMINISTRATION		20
10.1	Plan Administration	20
10.2	Administrator	21
10.3	Claims Procedures	21

ARTICLE XI - GENERAL PROVISIONS		25
11.1	No Assignment	25
11.2	No Employment Rights	26
11.3	Incompetence	26
11.4	Identity	26
11.5	Other Benefits	27
11.6	No Liability	27
11.7	Expenses	27
11.8	Amendment and Termination	27
11.9	Company Determinations	28
11.10	Construction	28
11.11	Governing Law	28
11.12	Severability	28
11.13	Headings	29
11.14	Terms	29
11.15	Withholding	29
11.16	Terms Binding	29

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11.17	Notice	29

ARTICLE XII - EMPLOYER CONTRIBUTIONS		29
12.1	Purpose	29
12.2	Definitions	30
12.3	Employer Contributions	31
12.4	Employer Account	31
12.5	Commencement of Payment of Benefits	32
12.6	Form of Distribution	32
12.7	Vesting	32
12.8	Other Applicable Provisions	32

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THE WASHINGTON TRUST COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of January 1, 2005

WHEREAS, Washington Trust Bancorp, Inc. (the “Bancorp”) and The Washington Trust Company of Westerly (the “Company”) (collectively, the “Corporation”) established the Washington Trust Bancorp, Inc. and The Washington Trust Company Plan for Deferral of Director’s Fees (the “Plan”) for the purpose of permitting the members of the Board of Directors of the Corporation to defer receipt of all or any part of their retainer and fees for services as a Director in order to provide supplemental retirement and tax benefits for such individuals; and
WHEREAS, the Company amended and/or restated the Plan effective January 1, 1999, to, among other things, extend the provision of such supplemental retirement and tax benefits to a select group of management or highly compensated employees, rename the Plan as The Washington Trust Company Nonqualified Deferred Compensation Plan, and provide supplemental 401(k) benefits for certain 401(k) plan participants;
WHEREAS, the Company amended and restated the Plan effective January 1, 2005 to, among other things, comply with the requirements of Section 409A of the Code;
WHEREAS, the Company desires to again amend and restate the Plan primarily to comply with the requirements of Section 409A of the Code;
WHEREAS, the Plan provides that the Company may amend the Plan at any time.
NOW, THEREFORE, the Company hereby amends and restates the Plan as follows, effective as of January 1, 2008.

ARTICLE I  - DEFINITIONS

The following terms have the meanings set forth herein, unless the context otherwise requires:

1.1  Account.  The bookkeeping account established for each Participant as provided in Section 6.1 hereof.  Unless the context otherwise requires, the term includes the following subaccounts:  Education Accounts, Fixed Date Accounts, and Retirement Accounts.  A “Pre-2005 Account” means the amount standing to the credit of a Participant’s subaccounts as of December 31, 2004 and Benchmark Returns thereon.  A “Post-2004 Account” means the amount credited to a Participant’s subaccounts after January 1, 2005 and Benchmark Returns thereon.  Amounts allocated to one subaccount cannot be transferred to any other subaccount.
1.2  Administrator.  The Compensation and Human Resources Committee of the Board of Directors, or any successor to such committee.
1.3  Benchmark Investment Fund.  The investment fund or funds selected by the Administrator from time to time.
1.4  Benchmark Return.  The amount of any increase or decrease in the balance of a Participant’s Account reflecting the gain or loss, net of any expenses, on the assets deemed invested in each Benchmark Investment Fund by the Participant from time to time.  Benchmark Returns shall be credited daily to Participants’ Accounts.
1.5  Change of Control.
(a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding shares of common stock of Washington Trust Bancorp, Inc. (the “Bancorp”) (the “Outstanding Corporation Common Stock”); provided, however, that any acquisition by the Bancorp or its subsidiaries, or any employee benefit plan (or related trust) of the Bancorp or its subsidiaries of 20% or more of Outstanding Corporation

Common Stock shall not constitute a Change of Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Corporation Common Stock, shall not constitute a Change of Control; or
(b)  Individuals who constitute the Board of Directors of the Bancorp (the “Board”) as of January 1, 1999 (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 1999, whose election, or nomination for election by the Bancorp’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(c)  Consummation by the Bancorp of (i) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 40%

of the then outstanding shares of common stock of the corporation resulting from such a reorganization, merger or consolidation; (ii) a reorganization, merger or consolidation, in each case, (A) with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 40% but less than 50% of the then outstanding shares of common stock of the corporation resulting from such a reorganization, merger or consolidation, (B) at least a majority of the directors then constituting the Incumbent Board do not approve the transaction and do not designate the transaction as not constituting a Change of Control, and (C) following the transaction members of the then Incumbent Board do not continue to comprise at least a majority of the Board; or (iii) the sale or other disposition of all or substantially all of the assets of the Bancorp, excluding a sale or other disposition of assets to a subsidiary of the Bancorp; or
(d)  Consummation by the Company of (i) a reorganization, merger or consolidation, in each case, with respect to which, following such reorganization, merger or consolidation, the Bancorp does not beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation or bank resulting from such a reorganization, merger or consolidation or (ii) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to the Bancorp or a subsidiary of the Bancorp.
1.6  Code.  The Internal Revenue Code of 1986, as amended and in effect from time to time.

1.7  Company.  The Washington Trust Company of Westerly, and any successor which adopts this Plan.
1.8  Company Contribution.  A discretionary contribution that is credited to a Participant’s Account in accordance with the terms of Section 4.2 hereof.
1.9  Compensation.  The Participant’s salary, bonus or Directors fees and retainers from his Participating Employer as reported on Form W-2 (or other appropriate form) for federal income tax purposes, plus any portion of such amounts which are deferred in accordance with Sections 125, 401(k) or 402(h) of the Code.
1.10  Compensation Deferrals.  The portion of Compensation that a Participant elects to defer in accordance with Section 4.1 hereof.
1.11  Director.  Any director of a Participating Employer.
1.12  Education Account.  A subaccount of a Participant’s Account, with distribution to be made to the Participant who is or will be incurring expenses associated with college, postgraduate or professional education, with the timing of distribution from such account based upon the age of a specifically designated person who is under age 18 when the account is established and is either the Participant’s child, grandchild, niece or nephew (hereinafter referred to as the “student”).  A separate Education Account shall be established for each student.
1.13  Effective Date.  The original effective date of the Plan was February 11, 1988, and was amended and restated effective January 1, 1999 and January 1, 2005.  The effective date of this amendment and restatement of the Plan is as of January 1, 2008.
1.14  Eligible Employee.  An Employee of a Participating Employer who is designated as a key employee by the Committee.

1.15  Employee.  Any person employed as a common law employee of a Participating Employer.  An individual shall not be considered to be a common law employee unless he is paid as a common law employee at the time his services are rendered, has federal income tax withheld at such time, and receives a Form W-2 in the ordinary course with respect to such service.
1.16  ERISA.  Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.
1.17  Fixed Date Account.  A subaccount under a Participant’s Account, with distributions to be made as of January 1 of a year selected by the Participant on his Participation Election Form, which year is not less than three years from establishment of the account.  A separate Fixed Date Account shall be set up for each separate distribution date selected by the Participant.
1.18  Participant.  An Eligible Employee or Director who has submitted a Participation Election Form agreeing to participate in the Plan and whose Account has not been fully paid out.
1.19  Participation Election Form.  The separate written agreement, submitted to the Administrator, by which an Eligible Employee or Director agrees to participate in the Plan and indicates all necessary information to establish the Account for such Eligible Employee or Director as a Participant under the Plan, including, but not limited to, the amount of Compensation Deferral, and the designation of subaccounts including Education Accounts, Retirement Accounts, or Fixed Date Accounts.
1.20  Participating Employer.  The Washington Trust Company of Westerly, Washington Trust Bancorp, Inc., and each affiliate of either of them that elects to participate in the Plan.

1.21  Plan.  The Washington Trust Company Nonqualified Deferred Compensation Plan, as set forth herein, together with any and all amendments thereto.
1.22  Plan Year.  The calendar year.
1.23  Retirement or Retires.  In the case of an Employee, the date the Participant Separates from Service after attaining either (a) age 65 or (b) age 55 with 10 or more years of service with a Participating Employer (including prior service with an acquired company if the Participant became an Employee at the time of the acquisition of the acquired company).  In the case of a Director, the date of Separation from Service after attaining age 55.
1.24  Retirement Account.  A subaccount under a Participant’s Account, from which distributions are to be made following the Participant’s Retirement.
1.25  Rollover Contributions.  Rollover Contributions will equal account balances in the Washington Trust Bancorp, Inc. and The Washington Trust Company Plan for Deferral of Directors’ Fees, as amended, as of January 1, 1999, which were credited to this Plan as beginning balances on January 1, 1999.
1.26  Separation from Service or Separates from Service.  Separation from Service or Separates from Service occurs when the Participating Employer and the Participant reasonably anticipate that no further services would be performed by the Participant for the Participating Employer after a certain date or that the level of bona fide services the Participant would perform for the Participating Employer after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Participant for the Participating Employer over the immediately preceding 36-month period (or period of employment, if less than 36 months).
1.27  Spouse.  An opposite-sex person to whom the Participant is lawfully married.

1.28  Total and Permanent Disability.  A Participant is considered to have incurred a Total and Permanent  Disability if he (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under the Participating Employer’s long-term disability plan.
1.29  Trust.  The agreement between the Company and the Trustee under which the assets of the Plan are held, administered and managed.
1.30  Trustee.  The Trustee is Mercer Trust Company, and any and all successor trustees to the Trust.
1.31  Unforeseeable Emergency.  Defined in Section 7.2(b) hereof, and subject to interpretation in accordance with regulations governing such definition promulgated under Section 409A of the Code.

ARTICLE II - PURPOSE

2.1  Purpose.  The purpose of this Plan is to provide Eligible Employees and Directors supplemental retirement and tax benefits through the deferral of Compensation.  The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.  In addition, the Plan is intended to comply with Section 409A of the Code and shall be interpreted and administered in a manner consistent with that intent.

ARTICLE III - PARTICIPATION

3.1  Commencement of Participation.  Each Eligible Employee or Director shall become a Participant at the earlier of the date on which his Participation Election Form first becomes effective or the date on which an Employer Discretionary Contribution or Employer Contribution (as defined in Section 12.3) is first credited to his Account.
3.2  Continuation of Participation.  Each Eligible Employee or Director shall remain a Participant hereunder until all amounts credited to his Account are distributed in full.  Compensation Deferrals are not permitted in any Plan Year beginning after the date on which an Eligible Employee or Director no longer satisfies the criteria for eligibility.

ARTICLE IV - CONTRIBUTIONS

4.1  Compensation Deferrals.
(a)  The Participating Employer shall credit Compensation Deferrals to the Account of a Participant in an amount equal to the amount designated in the Participant’s Participation Election Form for that Plan Year.  With respect to Compensation Deferrals on the salary portion of a Participant’s compensation, the Participant may defer any whole percentage from 1% to 25% inclusive.  With respect to Compensation Deferrals on the bonus or Directors fees and retainer portion of a Participant’s Compensation, the Participant may defer any whole percentage between 1% and 100%, inclusive.  The minimum amount a Participant must defer for any Plan Year is $1,000.
Such amounts shall not be made available to such Participant, except as provided in Article VII hereof, and, as Compensation Deferrals, shall reduce such Participant’s Compensation from a Participating Employer in accordance with the provisions of the applicable Participation Election Form; provided, however, that all such amounts shall be subject to the rights of the general creditors of a Participating Employer as provided in Article IX hereof.

(b)  For each Plan Year, an Eligible Employee or Director who wishes to make Compensation Deferrals during such Plan Year shall deliver a Participation Election Form to the Administrator no later than December 31 preceding the commencement of such Plan Year.  The Participant Election Form shall apply to Compensation Deferrals of Compensation payable for services performed during the Plan Year to which it applies.  An Eligible Employee or Director may change his Participation Election Form for any Plan Year any time prior to the December 31 preceding such Plan Year by delivering a subsequent Participation Election Form to the Administrator.  A Participant’s Participation Election Form shall become irrevocable on December 31; provided, however, that deferrals may cease in the event the Participant receives a payment under Section 7.2(b) of the Plan.
Notwithstanding the foregoing, for the Plan Year in which an individual first becomes an Eligible Employee or Director eligible to participate in this Plan, the Participation Election Form may be delivered to the Plan Administrator no later than 30 days after the date the individual first becomes an Eligible Employee or Director; provided such Eligible Employee or Director has not previously been eligible to participate in any other account balance deferred compensation plan sponsored by a Participating Employer.  Any such deferral pursuant to a Participation Election Form shall apply only to Compensation for services performed after the date of election.  Any deferral pursuant to a Participation Election Form with respect to cash bonus for such initial Plan Year shall apply to the amount of cash bonus for the Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after the election over the total number of days in the Plan Year during which the Participant is an Eligible Employee or Director.
(c)  On a Participation Election Form, the Participant shall designate the amount or percentage of Compensation to be deferred (or the percentage of Compensation in excess of a stated dollar amount to be deferred), the beneficiary or beneficiaries of the Participant, and the portion of such amount to be allocated to the Participant’s Education Account (including the name of the student under such subaccount), Fixed Date Account and/or Retirement Account.  In addition, for the first Plan Year commencing on or after January 1, 2005 in which the Participant has any Compensation Deferral allocated to a Retirement Account, the Participant shall designate on his Participation Election Form whether all amounts allocated to such account on or after January 1, 2005 are payable in the form of installments or in a lump sum (as permitted under Section  7.1(b)).  Such designation may be changed only to the extent provided in subsection (d), below.
(d)  A Participant may amend his Participation Election Form from time to time, in accordance with this subsection (d).  Any such amendment shall be made in accordance with procedures established by the Administrator from time to time.
With respect to his Post-2004 Account, a Participant may elect to change the form of payments from his Retirement Account, and/or postpone the date payments from his Fixed Period Account and/or Education Account would otherwise commence, provided such election (i) will not be effective until 12 months after the date the election to change is made, (ii) for payments made due to reasons other than death, Total and Permanent Disability or unforeseeable emergency, payment from the subaccount is deferred for at least five (5) years from the date the payment would otherwise be paid (or if paid in installments five (5) years from the date the first amount was scheduled to be paid), and (iii) the election is made at least 12 months before the date payment is scheduled to be paid (or if paid in installments 12 months before the first amount is scheduled to be paid).

A Participant may elect to delay the time when payments from his Education Account, Fixed Time Account or Retirement Account under his Pre-2005 Account would otherwise commence pursuant to his Participation Election Form and/or change the form of payment applicable to his Retirement Account under his Pre-2005 Account pursuant to his Participation Election Form, provided any such change shall not be given effect unless a full calendar year passes between the calendar year in which such election is submitted to the Administrator and the calendar year in which the distribution date designated in such election form occurs.
4.2  Employer Discretionary Contribution.  Each Participating Employer may from time to time make a discretionary contribution to the Account of a Participant.  Such discretionary contribution shall be in an amount determined by the Participating Employer.  The Company shall contribute to the Trust for the Participant’s benefit the amount of such Company contributions.
4.3  Time and Form of Contributions.
(a)  Compensation Deferrals by Eligible Employees or Directors shall be credited to their Account at the time such amounts would have been paid, and shall be transferred to the Trust as soon as administratively feasible thereafter.  The Participating Employer shall also provide at that time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.
(b)  Employer Discretionary Contributions shall be transferred to the Trust at such time as the Company shall determine.  The Participating Employer shall also transmit at that time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.

(c)  All Compensation Deferrals and Company Contributions to the Trust shall be made in the form of cash, cash equivalents of U.S. currency, shares of common stock of the Bancorp, or other property acceptable to the Trustee.

ARTICLE V - VESTING

5.1  Vesting.  Except as otherwise provided in Article XII, a Participant shall be fully vested in all amounts credited to his Account.

ARTICLE VI - ACCOUNTS

6.1  Accounts.
(a)  The Administrator shall establish and maintain a bookkeeping Account in the name of each Participant.  The Account shall consist of subaccounts, including Fixed Date Accounts, Education Accounts and Retirement Accounts, as elected by the Participant.  Each subaccount shall have a Pre-2005 Account and a Post-2004 Account in the case of each Participant who participated in the Plan before 2005.
(b)  Each Participant’s Account shall be credited with Compensation Deferrals, any Employer Discretionary Contributions, any Rollover Contributions, and any amounts attributable to Benchmark Returns.  Each Participant’s Account shall be reduced by any gross amounts distributed from the Account pursuant to Article VII hereof and any other appropriate adjustments.  Such adjustments shall be made as frequently as is administratively feasible.

6.2  Benchmark Investment Elections.  The Administrator shall from time to time select types of Benchmark Investment Funds and specific Benchmark Investment Funds for deemed investment designation by Participants with respect to Accounts.  The Administrator shall notify the Participants of the types of Benchmark Investment Funds and the specific Benchmark Investment Funds selected from time to time.  The Participant shall designate the specific Benchmark Investment Funds in which the Account of the Participant will be deemed to be invested in for purposes of determining the Benchmark Return to be credited to the Account either in writing or such other method as may be permitted by the Administrator.  In making the designation, the Participant may specify that all or any whole percentage of his/her Account be deemed to be invested in one or more of the available types of Benchmark Investment Funds.  The Administrator from time to time will determine the minimum percentage allocation per investment fund, the frequency and method by which allocations may be changed and any restrictions imposed on allocations to any particular investment fund.
Notwithstanding the foregoing, Trust assets shall be invested as provided in the Trust Agreement.
6.3  Forfeitures.  Any forfeitures from a Participant’s Account may be used to reduce succeeding Company Contributions or, if applicable, administrative expenses and trustee fees and expenses, until such forfeitures have been entirely so applied.

ARTICLE VII - DISTRIBUTIONS

7.1  Form of Distribution.  Except as otherwise provided herein, payments from a Participant’s Account shall be made as follows:
(a)  From the Participant’s Education Account, in installments over four (4) years, with the first installment equal to 25% of the Education Account balance, the second installment equal to 33% of the Education Account balance, the third installment equal to 50% of the Education Account balance and the fourth installment equal to 100% of the Education Account balance.  For this purpose, the balance of the Education Account shall be determined as of the date specified in Section 7.2 for payments from such account.
(b)  From the Participant’s Retirement Account in either a lump sum, five (5) annual installments, or ten (10) annual installments, as elected by the Participant in accordance with Section 4.1(c) or (d).
(c)  From the Participant’s Fixed Date Account, in a lump sum.
7.2  Commencement of Payment.
(a)  Except as otherwise provided in (b) through (f) of this Section 7.2, payments from a Participant’s Account shall be paid to, or commence to be paid to, the Participant as follows:
(i)  From each of the Participant’s Education Accounts, installment payments (described in Section 7.1(a)) will commence in April of the calendar year the student under the subaccount attains age 18, and shall be made in each following April in the installment period.
(ii)  From each of the Participant’s Fixed Period Accounts, distribution shall be made in January of the year containing the maturity date of the account.
(iii)  With respect to the Participant’s Pre-2005 Retirement Account, distribution shall be made (if payable in a lump sum) or commence (if payable in installments) in January of the calendar year following the calendar year in which the Participant Retires.  With respect to the Participant’s Post-2004 Retirement Account, distribution shall be made (if payable in a lump sum) or commence (if payable in installments) in the January of the year following the calendar year in which the

Participant Retires, or in the case of a Participant who is a former Employee, the seventh month after the Participant’s Retirement, if later.  All subsequent annual payments to a Participant who is a former Employee shall be made in the month of January.
(b)  The Administrator may permit an early distribution to the Participant of part or all of any deferred amounts; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant has experienced an “unforeseeable emergency.”  “Unforeseeable emergency” shall mean any severe financial hardship to the Participant resulting from an illness or accident of the Participant or his Spouse or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Any distribution pursuant to this provision is limited to the amount necessary to meet the emergency, and any amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from such distribution.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under the Plan.  Notwithstanding anything herein to the contrary, if the Administrator determines a Participant has experienced on “unforeseen emergency,” the Administrator may authorize the Participant to rescind his Compensation Deferral election for the remainder of the Plan Year with respect to which such election would otherwise be in effect.

(c)  Upon the death of a Participant, all amounts shall be paid to his beneficiary or beneficiaries, as determined in accordance with Article VIII hereof, in a lump sum in January of the calendar year following the calendar year in which the Participant dies.
(d)  Upon a determination that the Participant has incurred a Total and Permanent Disability, all amounts shall be paid to him in a lump sum in January of the calendar year following the calendar year in which such determination is made.
(e)  Upon Separation from Service for any reason other than death, Total and Permanent Disability, or Retirement, a Participant’s Pre-2005 Account shall be paid to him in a lump sum in January of the calendar year following the calendar year in which the Separation from Service occurs, and his Post-2004 Account shall be paid to him in a lump sum in the month in which his Pre-2005 Account is paid to him or in the case of a Participant who is a former Employee, the seventh month following the date of his Separation from Service, if later.
(f)  At any time prior to the date payment is otherwise scheduled to begin from a Participant’s Pre-2005 Account, a Participant may elect to take a lump sum distribution of 90% or less of his Pre-2005 Account.  Upon such election, 10% of the Participant’s Pre-2005 Account shall be forfeited by the Participant.
(g)  At the time any payment is made, the Participant’s subaccount under his Account from which payment is made shall be charged with the amount paid.
(h)  All payments shall be made in cash, except that to the extent a Participant’s Account is deemed invested in shares of common stock of Washington Trust Bancorp, Inc., he may elect to receive his distribution in the form of shares.  Effective September 15, 2008, distribution from a Participant’s Account that is deemed invested in shares of common stock of Washington Trust Bancorp, Inc. shall be made only in the form of shares.

7.3  Changes Affecting an Education Account.  In the event of the death of the student under the Education Account, (a) the Pre-2005 Education Account shall be treated for all purposes as a Retirement Account of the Participant under the Plan, and (b) the Post-2004 Education Account shall remain in effect and be paid as previously scheduled.

ARTICLE VIII - BENEFICIARIES

8.1  Beneficiaries.  Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his beneficiary under the Plan.  Such designation shall be made on a form prescribed by the Administrator.  Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his previous designation on a form prescribed by the Administrator.  If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving Spouse, if any, and, if none, to his surviving issue perstripes, if any, and, if none, to his estate and such person shall be deemed to be a beneficiary hereunder.  (For purposes of this Article, a perstripes distribution to surviving issue means a distribution to such issue as representatives of the branches of the descendants of such Participant; equal shares are allotted for each living child and for the descendants as a group of each deceased child of the deceased Participant).  If more than one person is the beneficiary of a deceased account, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form.  If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

8.2  Lost Beneficiary.
(a)  All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.
(b)  If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited in accordance with Section 6.3 hereof.  Any such presumption of death shall be final, conclusive and binding on all parties.

ARTICLE IX - FUNDING

9.1  Prohibition Against Funding.  Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between any Participating Employer and the Participants, their beneficiaries or any other person.  Any such assets (including any amounts deferred by a Participant or contributed by a Participating Employer pursuant to Article IV or XII hereof) shall be and remain a part of the general, unpledged, unrestricted assets of the Participating Employer, subject to the claims of its general creditors.  Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Participating Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Participating Employer.  The Participating Employer shall be designated owner and beneficiary of investments acquired in connection with the Participating Employer’s obligations under this Plan.
9.2  Deposits in Trust.  Subject to Section 9.1, and notwithstanding any other provision of this Plan to the contrary, the Participating Employers may deposit into the Trust any amounts they deem appropriate to pay the benefits under this Plan.  The amounts so deposited may include all Compensation Deferrals made pursuant to a Participation Election Form by a Participant, any Employer Discretionary Contributions and any Employer Contributions.  Notwithstanding deposit of assets into a Trust, the Participating Employers reserve the right at any time and from time to time to pay benefits to Plan Participants or their beneficiaries in whole or in part from sources other than the Trust.
9.3  Withholding of Employee and Director Contributions.  The Administrator is authorized to make any and all necessary arrangements with the Participating Employers in order to withhold the Participant’s Compensation Deferrals under Section 4.1 hereof from his Compensation.

ARTICLE X - ADMINISTRATION

10.1  Plan Administration.  The Administrator shall have complete control and discretionary power and authority to determine the rights and benefits and all claims arising under the Plan of any Participant, beneficiary, deceased Participant, or other person claiming to have any interest under the Plan.  When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Company, each Participating Employer, or the Trustee, as applicable.  The Administrator shall have the responsibility for complying with any applicable reporting and disclosure requirements of ERISA.

10.2  Administrator.
(a)  The Administrator is expressly empowered, in its sole discretion, to limit the amount of Compensation that may be deferred; to deposit amounts into trust in accordance with Section 9.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; determine all questions of fact; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; and to take all other necessary and proper actions to fulfill its duties as Administrator.
(b)  The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.
(c)  The Administrator shall be indemnified and held harmless by the Company and each Participating Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company or Participating Employer fails to provide such defense upon the request of the Administrator.  The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the Participants and their beneficiaries.
10.3  Claims Procedures.
(a)  If a Participant, beneficiary or their authorized representative (hereinafter the “Claimant”) asserts a right to a benefit under the Plan which has not been received, the Claimant must file a claim for such benefit with the Administrator on forms provided by the

Administrator.  The Administrator shall render its decision on the claim within 90 days (45 days for claims made due to Total and Permanent Disability) after its receipt of the claim.
If special circumstances apply, the 90-day period (or 45-day period in the case of Total and Permanent Disability) may be extended by an additional 90 days (30 days in the case of Total and Permanent Disability, with an additional 30-day extension if needed), provided that written notice of the extension is provided to the Claimant during the applicable period and such notice indicates the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the claim.  In addition for claims due to Total and Permanent Disability, the notice of extension shall also describe the standards for benefit entitlement, unresolved issues and additional information needed to resolve such issues.  The Participant will have 45 days to provide such information and the period for making the benefit determination shall be tolled until the end of such 45-day period or until the information is provided by the Participant, whichever occurs first.
(b)  If the Administrator wholly or partially denies the claim, the Administrator shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph.  Such notice shall set forth:
(i)  the specific reasons for the denial of the claim;
(ii)  specific reference to pertinent provisions of the Plan on which the denial is based;
(iii)  a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;
(iv)  a description of the Plan’s claims review procedures, and the time limitations applicable to such procedures;

(v)  a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the claim denial is appealed to the Administrator and the Administrator fully or partially denies the claim; and
(vi)  solely with respect to claims made due to Total and Permanent Disability, (1) any internal rules, guideline, protocol or other similar criterion if relied upon in making the adverse benefits decision, or (2) if the decision was based on medical necessity, experimental treatment or similar exclusion or limit either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such an explanation will be provided free of charge upon request.
(c)  A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Administrator may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days (180 days for claims made due to Total and Permanent Disability) after receipt of the notice of the denial from the Administrator.  In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant’s claim for benefit, all in accordance with such procedures as the Administrator may establish.  If a Claimant fails to file an appeal within such period, he shall have no further right to appeal.
(d)  A decision on the appeal by the Administrator shall include a review by the Administrator that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.  The Administrator shall render its decision on the appeal not later than 60 days (45 days for claims due to Total and Permanent Disability) after the receipt by the Administrator of the appeal.  If special circumstances apply, the 60-day period may be extended by an additional 60 days (and the 45-day period may be extended by an additional 45 days), provided that written notice of the extension is provided to the Claimant during the initial period and such notice indicates the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the claim on appeal.
If the Administrator wholly or partly denies the claim on appeal, the Administrator shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph.  Such notice shall set forth:
(i)  the specific reasons for the denial of the claim;
(ii)  specific reference to pertinent provisions of the Plan on which the denial is based;
(iii)  a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits;
(iv)  a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA;
(v)  solely with respect to claims made due to Total and Permanent Disability, (1) any internal rules, guideline, protocol or other similar criterion if relied upon in making the adverse benefits decision, or (2) if the decision was based on medical necessity, experimental treatment or similar exclusion or limit either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such an explanation will be provided free of charge upon request; and
(vi)  solely with respect to claims made due to Total and Permanent Disability, the statement required by Department of Labor Regulations 2560-503-1(j)(5)(iii).
The claims procedures described above shall be administered in accordance with Section 503 of ERISA and regulations promulgated thereunder.  Any written notice required to be given to the Claimant may, at the option of the Administrator and in accordance with guidance issued under Section 503 of ERISA, be provided electronically.

ARTICLE XI - GENERAL PROVISIONS

11.1  No Assignment.  Other than through a qualified domestic relations order, benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law.  If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.
11.2  No Employment Rights.  Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained as a Director or an Employee in the employ of a Participating Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.  Each Participant shall remain subject to discharge or termination to the same extent as if this Plan had never been adopted.
11.3  Incompetence.  If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his benefit without responsibility of the Administrator, the Company or Participating Employers to see to the application of such payments.  Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the liabilities of the Company, the Participating Employers, the Administrator and the Trustee.
11.4  Identity.  If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained.  The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law.  Any expenses incurred by the Company, the Participating Employers, the Administrator, and the Trust incident to such proceeding or litigation will be deemed a distribution from the Account pursuant to Article VII hereof and will be deducted from the balance in the Account of the affected Participant.
11.5  Other Benefits.  The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.
11.6  No Liability.  No liability shall attach to or be incurred by the Company, the Participating Employers, the Trustee or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person.  Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.
11.7  Expenses.  All expenses incurred in the administration of the Plan, whether incurred by the Company, the Participating Employers, or the Plan, shall be paid by the Company or Participating Employers.  Any investment-related expenses shall be charged directly to the subaccount within the Account for which such investments were made.
11.8  Amendment and Termination.
(a)  The Company shall have the sole authority to modify, amend or terminate this Plan; provided, however, that any modification, amendment, or termination of this Plan shall not reduce, alter or impair, without the consent of a Participant, a Participant’s right to any amounts already credited to his Account on the day before the effective date of such modification, amendment, or termination.  With respect to Pre-2005 Accounts, following a Plan termination payment of such Accounts may be made in a single-sum payment if the Company so designates.  Any such decision to pay in a single lump sum shall apply to all Participants.  With respect to Post-2004 Accounts, no amendment, modification or termination shall accelerate payments under the Plan except to the extent permitted by Section 409A of the Code and the regulations promulgated thereunder.
11.9  Company Determinations.  Any determinations, actions or decisions of the Company (including, but not limited to, Plan amendments and Plan termination) shall be made by the board of directors of the Company in accordance with its established procedures or by such other individuals, groups or organizations that have been properly delegated by the board of directors to make such determination or decision.
11.10  Construction.  All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion and in accordance with Section 2.1, whose decision shall be final, binding and conclusive upon all persons.
11.11  Governing Law.  This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of Rhode Island.
11.12  Severability.  If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein.  If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, then the

Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.
11.13  Headings.  The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.
11.14  Terms.  Capitalized terms shall have meanings as defined herein.  Singular nouns shall be read as plural, and masculine pronouns shall be read as feminine, and vice versa, where appropriate.
11.15  Withholding.  Any distribution hereunder will be reduced by the amounts required to be withheld pursuant to any governmental law or regulation with respect to taxes or similar provisions.
11.16  Terms Binding.  The terms of the Plan shall be binding upon and shall inure to the benefit of the Company and participating subsidiaries, and their successors or assigns, and each Participant and his beneficiaries, heirs, executors, and administrators.
11.17  Notice.  Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

ARTICLE XII - EMPLOYER CONTRIBUTIONS

12.1  Purpose.  The purpose of this Article XII is to provide employer contributions for 401(k) Participants, which benefits are not provided under The Washington Trust Company 401(k) Plan as a result of certain restrictions imposed by the tax laws.

12.2  Definitions.  For purposes of this Article XII, the following definitions shall apply:
(a)  “Employer Account” means the bookkeeping account established on behalf of a 401(k) Participant in accordance with Section 12.4.  Prior to this restatement of the Plan, this account was named “Match Account.”
(b)  “Excess Compensation” means for a Plan Year the portion of the 401(k) Participant’s compensation under the 401(k) Plan which exceeds the limits imposed under Section 401(a)(17) of the Code for that Plan Year.
(c)  “401(k) Participant” means for any Plan Year any person employed by a Participating Employer provided:
(i)  he has satisfied the eligibility requirements for participation under the Plan;
(ii)  he has satisfied the eligibility requirements for participation under the 401(k) Plan;
(iii)  he is a highly compensated employee within the meaning of Section 414(q)(1)(B) of the Code; and
(iv)  the contributions made by a Participating Employer on his behalf under the 401(k) Plan are restricted by Section 401(a)(17) of the Code.
(d)  “401(k) Plan” means The Washington Trust Company 401(k) Plan, as amended or restated and in effect from time to time.
(e)  “401(k) Plan Restrictions” means for any Plan Year the limits imposed under Section 401(a)(17) of the Code for that Plan Year on the amount of contributions made by a Participating Employer in accordance with the provisions of the 401(k) Plan.
All other capitalized terms shall have the meanings defined in Article I.

12.3  Employer Contributions.
(a)  For each Plan Year, if matching contributions made by a Participating Employer under the 401(k) Plan on behalf of a 401(k) Participant are limited by the 401(k) Plan Restrictions, the Participating Employer shall credit to an Employer Account established for such 401(k) Participant an amount equal to 3% of the 401(k) Participant’s Excess Compensation for that Plan Year.
(b)  For each Plan Year beginning on or after January 1, 2008, if any nonelective contributions made by a Participating Employer under the 401(k) Plan on behalf of a 401(k) Participant are limited by the 401(k) Plan Restrictions, the Employer shall credit to an Employer Account established for such 401(k) Participant an amount equal to 4% of the 401(k) Participant’s Excess Compensation for that Plan Year.
12.4  Employer Account.  The Administrator shall establish and maintain a bookkeeping Employer Account in the name of each 401(k) Participant, which account may be a subaccount of an Account established for such individual under Section 6.1(a).  A 401(k) Participant’s Employer Account shall be invested in accordance with the provisions of Section 6.2.  Such Employer Account shall be credited with (a) liability transferred as of July 1, 2000 on behalf of the 401(k) Participant from his Supplemental Employer Contribution Account under The Washington Trust Company Supplemental Pension Benefit and Profit Sharing Plan, (b) liability accrued on and after July 1, 2000 under the provisions of this Article XII, and (c) any amounts attributable to Benchmark Returns.  Such Employer Account shall be debited with any distribution made under Sections 12.5 and 12.6 and any other appropriate adjustments.  Such adjustments shall be made as frequently as administratively feasible.  Effective January 1, 2005, a Pre-2005 Employer Account and a Post-2004 Employer Account shall be maintained for each 401(k) Participant who participated in the Plan before 2005.

12.5  Commencement of Payment of Benefits.  Distribution of benefits from a Pre-2005 Employer Account shall commence under this Article XII to a 401(k) Participant (or his beneficiary, as applicable) as of the same date that benefits commence from his Pre-2005 Retirement Account under Section 7.2.  Distribution of benefits from a Post-2004 Employer Account shall commence under this Article XII to a 401(k) Participant (or his beneficiary, as applicable) as of the same date that benefits commence from his Post-2004 Retirement Account under Section 7.2.
12.6  Form of Distribution.  All payments of benefits to 401(k) Participants and/or their designated beneficiaries under this Article XII shall be made in a lump sum.
12.7  Vesting.  A 401(k) Participant hired prior to October 1, 2007 shall be fully vested at all times in his Employer Account.  A 401(k) Participant hired on or after October 1, 2007 shall become vested in his Employer Account after two (2) years of service (as defined in the 401(k) Plan) with a Participating Employer.
12.8  Other Applicable Provisions.  The provisions of Articles I through XII applicable to a Participant’s Pre-2005 Account shall apply to his Pre-2005 Employer Account, and such provisions applicable to a Participant’s Post-2004 Account shall apply to his Post-2004 Employer Account.
IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed by its duly authorized officer this 28th day of September, 2007.
THE WASHINGTON TRUST COMPANY OF WESTERLY

By:      /s/ John C. Warren
John C. Warren
Chairman and Chief Executive Officer